Exhibit 99.1

Midas Acquires Franchisor of 181 SpeeDee Auto Service Centers

ITASCA, Ill.--(BUSINESS WIRE)--Midas, Inc. (NYSE:MDS) has acquired the assets of G.C. & K.B. Investments, Inc., and its affiliated entities that franchise or sub-franchise 181 SpeeDee quick-lube and automotive maintenance shops in the United States and Mexico.

G.C. & K.B. Investments, Inc., is owned by Gary Copp and Kevin Bennett, who founded the company in 1980. SpeeDee, which is based in New Orleans, generated U.S. system-wide retail sales of approximately $78 million in 2007, through its network of 116 U.S. shops. The SpeeDee system also includes 65 shops in Mexico that are licensed to a master franchisee.

Oil changes and other fluid replacements account for approximately 50 percent of SpeeDee’s U.S. retail sales compared to only six percent in Midas shops. Conversely, brake services account for nearly 40 percent of sales at a typical Midas shop compared to only five percent in a SpeeDee shop. The typical SpeeDee shop has four drive-through express oil change bays and four general service bays that are well-suited for performing Midas’ core services.

“As we have been analyzing potential acquisitions, our primary target has been franchised automotive businesses that complement the current Midas business model and allows us to accelerate the growth of the Midas system,” said Alan D. Feldman, Midas’ chairman and chief executive officer. “Our aim with this acquisition is to pursue a co-branding strategy by adding Midas services to existing SpeeDee locations, which will allow us to expand the Midas system and improve the results for SpeeDee franchisees.

“This combination is extremely exciting because it will enable both Midas and SpeeDee shops to benefit from the strengths of the two brands’ respective service offerings to provide the three most frequent vehicle maintenance services — oil changes, brakes and tires,” Feldman said.

“We intend to operate the Midas and SpeeDee franchise systems separately and will continue stand-alone outlets for each brand,” Feldman said. “However, we will take advantage of the growth potential that will result from adding Midas-branded services to SpeeDee shops, where practical. We also intend to test adding SpeeDee-branded quick-lube services to Midas shops in areas where there are not shop overlaps.”

He said the company expects that the SpeeDee acquisition will be accretive to Midas’ 2008 financial results. Feldman said the acquisition does not include any SpeeDee shop real estate, but that Midas will continue to lease the SpeeDee headquarters in New Orleans.

Midas financed the $20.8 million purchase price through its existing credit facility, and suspended its share repurchase program in the first quarter of 2008 in anticipation of this transaction. SpeeDee has consistently generated adjusted pro forma EBITDA of between $2.0 and $2.3 million over the past five years.

“As part of our capital allocation process, we weigh acquisition opportunities against other alternatives including continuing stock repurchases. We are confident that this transaction meets our financial return criteria on a stand-alone basis,” Feldman said. “Importantly, while anticipation of this transaction caused us to suspend our repurchase of shares during the first quarter, we continue to view our share repurchase program as an effective way to create value for our shareholders over the long-term and believe this transaction will not limit our financial flexibility to carry out the repurchase program opportunistically. We currently have $34.6 million available under our previously approved $100 million share repurchase program.”

There are 116 SpeeDee shops in the U.S., in 13 states primarily in the northeast, mid-Atlantic, southern coastal states and far west. There are four company-owned SpeeDee shops in the U.S. One master franchisee in the northeast operates 19 outlets and the remaining 93 U.S. shops are franchised directly by SpeeDee to 74 franchisees. One master franchise organization sub-franchises the 65 shops in Mexico.

By comparison, there currently are 1,520 Midas shops located in all 50 states of the U.S., offering a full range of automotive services, including brakes, tires, oil changes and other routine maintenance, exhaust, steering and suspension. The typical Midas shop has six to eight full-service bays, with no drive-through oil change lanes.

Of the Midas shops in the U.S., 96 are company-owned and the remainder are owned and operated by some 570 franchisees. There are 35 Midas shops in Mexico, sub-franchised by one master franchise organization.

“Becoming part of Midas helps ensure the future growth of the SpeeDee business, as stand-alone SpeeDee shops, as well as co-branded SpeeDee shops adding Midas services,” said Kevin Bennett, SpeeDee’s executive vice president. “The SpeeDee franchisees will benefit significantly from being part of the larger Midas operation.”

Midas will retain the SpeeDee headquarters in New Orleans with 11 employees and the SpeeDee field franchise support staff of six. Daniel Zook, SpeeDee’s current chief operating officer, and Mark Dearing, chief financial officer, will be responsible for SpeeDee’s day-to-day operations. Bennett will serve as a consultant during the transition.

Midas is one of the world’s largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at more than 2,500 franchised, licensed and company-owned Midas shops in 17 countries, including more than 1,700 in the United States and Canada.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2007 annual report on Form 10-K and subsequent filings.

CONTACT:
Midas, Inc.
Bob Troyer, 630-438-3016